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                                                                Exhibit 10.61

                   SEPARATION AGREEMENT AND MUTUAL RELEASE

This Separation Agreement and Mutual Release ("Agreement") is made and entered into by and between Susan T. Daniel ("Employee") and Informix Software, Inc. ("Informix"), as of the Effective Date set forth in Section 10 below.

     1. In consideration of Employee's acceptance of this Agreement, and in exchange for the release and promises described below, Informix and Employee agree to the following:

        (a) Resignation. Employee will resign from the position of Vice President, Human Resources, of Informix effective Friday, July 23, 1999. Such resignation shall be in writing and addressed to Informix's Chief Executive Officer. In the absence of receipt of a resignation notice, Employee will be deemed to have resigned her position effective Friday, July 23, 1999. A mutually agreeable announcement of Employee's resignation shall be communicated to all Informix employees no later than close of business on Friday, July 23, 1999. Employee agrees to participate in the orderly transition of Employee's duties and responsibilities as requested by executive management.

        (b) Termination of Employment. Employee's resignation from the position of Vice President, Human Resources shall not terminate her employment. Her employment shall terminate on the earlier of January 3, 2000 or the date on which she accepts other employment. If Employee secures other employment before the end of the payroll continuation period, as defined in Paragraph 1(c), Employee shall immediately notify the Chief Executive Officer. The parties agree that Employee's engagement in occasional consulting work for other employers shall not be considered sufficient to constitute acceptance of other employment or termination of her employment with Informix.

        (c) Payroll Continuation. Except as set forth in Paragraph 1(d), Employee will remain on the Informix payroll from July 23, 1999 until January 3, 2000, (the "payroll continuation period").

        (d) Severance. Employee shall receive severance in the amount of Two Hundred Forty One Thousand Five Hundred Dollars ($241,500), less applicable federal and state tax withholdings and less any other payroll deductions that Employee may authorize in writing. Informix shall pay the severance amount through payroll continuation as follows. The first two weeks of the payroll continuation period, July 23, 1999 through August 7, 1999, shall not count towards the payment of severance. Commencing August 8, 1999 through the remainder of the payroll continuation period, each payroll check shall reduce the severance obligation of the Employer, dollar for dollar. At the end of the payroll continuation period, whether on January 3, 2000 or

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earlier through acceptance of other employment and termination of her employment with Informix, Employee shall receive the balance of her severance in a lump sum (the "final payment"), and all other benefits will end.

       (e) Benefits. All benefits will continue during the payroll continuation period, except as follows. Employee will discontinue her participation in the Employee Stock Purchase Plan (ESPP) on or before August 7, 1999. In addition, Employee will not accrue any additional vacation during the payroll continuation period. Employee's final payment will include all of Employee's accrued vacation through August 7, 1999. Health insurance benefits paid by Informix will terminate on the last day of the month in which the Employee's employment is terminated, which occurs on the date Employee receives the final payment.

       (f) Work Assignments. During the payroll continuation period, Employee will have no work assignments, will not come to the office, and will have no authority to act on behalf of Informix.

       (g) Stock Options. Employee will not qualify for any stock option vesting after August 7, 1999. Employee hereby waives any and all right to continued vesting of stock options after August 7, 1999. The stock option exercise period begins on Employee's last day on the Informix payroll in accordance with the Employee's applicable Stock Option Agreement, Informix's Stock Option and Award Plan, and Informix's policies.

       (h) Hire-On Bonus. Informix waives any right to recover all or any portion of Employee's hire-on bonus.

       (i) Outplacement. Informix will provide Employee with individual executive outplacement assistance with Right Management Consultants at a cost not to exceed $10,000.

       (j) Incentive Bonus. Informix will make a payment to Employee in the amount of Seventy Six Thousand Seventy Two Dollars and Fifty Cents ($76,072.50). That payment represents 70% of Employee's current incentive target (45% of Employee's current base salary) under the terms of the Informix Executive Incentive Compensation Plan. This payment shall be made as follows: 50% will be paid in a lump sum, less applicable payroll deductions, on or before August 7, 1999; and the remaining 50% will be paid in a lump sum, less applicable payroll deductions, on or before October 7, 1999.

       (k) 401(k) Contributions. Commencing August 8, 1999, neither Employee nor Informix may make contributions to Employee's 401(k) plan.

       (l) Computer. No later than Friday, August 6, 1999, Employee shall return to Informix her laptop computer. Employee may, at Employee's


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discretion, arrange for Informix's MIS Department to purchase a replacement computer for Employee valued at no more than $4,600, which after purchase by Informix, will become Employee's personal property. If Employee chooses not to arrange for Informix's MIS Department to purchase a computer for Employee, then, no later than 10 days following the return of the laptop computer, Informix shall pay Employee $4,600 which shall be reported as income on an IRS Form 1099 and on a comparable California state form.

        (m) Cellular Phone. Employee will assume ownership of Employee's cellular telephone. However, as of August 8, 1999, Informix will not longer pay for or be responsible for any of Employee's cellular telephone charges.

        (n) COBRA. Following termination of employment, Employee will receive, by separate cover, information regarding Employee's rights to health insurance continuation (COBRA rights). To the extent that Employee has rights, nothing in this Agreement will impair those rights. Should Employee enroll to obtain health insurance continuation pursuant to COBRA, Informix will pay both Employee's and Informix's portions for such coverage for the remainder of the calendar year in which Employee's employment is terminated.

     2. Employee has returned or will immediately return to Informix all property owned by Informix and any documents, computer disks or files that Employee may have, including but not limited to the following: property and information about Informix's practices and procedures; employees; product information, trade secrets, customer lists, employee lists; telephone and sales directories; Informix company data, software, sales forecasts or product marketing pertaining to the current and anticipated business and operations of Informix; notebooks bulletins, or manuals; and/or Informix pricing, cost and purchasing information. Employee has previously signed an agreement regarding Confidential Information and Trade Secrets. A copy of that agreement is attached. All provisions of the agreement remain in effect after Employee leaves Informix, including, but not limited to, confidential and proprietary information regarding Informix's products, sales and marketing methods or strategies, product development, research and plans, personnel data regarding employees of Informix, including salaries, and other confidential or proprietary information not readily available to the public.

     3. Employee and Informix, and her and its representatives, heirs, successors, and assigns, do hereby completely release and forever discharge each other, any Affiliate, and its and their present and former shareholders, officers, directors, agents, employees, attorneys, successors, and assigns (collectively, "Released Parties") from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, mature or unmatured, which Employee and Informix may have now or in the future arising from any act or omission or condition occurring on or prior to the date of execution of this Agreement (including, without limitation, the future

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effects of such acts, omissions, or conditions), whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation (collectively, the "Released Claims"). By way of example and not in limitation of the foregoing, Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. Notwithstanding the foregoing, Released Claims shall not include any claims based on obligations created by or reaffirmed in this Agreement.

     4. Informix's and Employee's agreement in Paragraph 3 expressly covers all claims or possible claims by the parties, and confirms that Informix and Employee expressly waive and release and promise never to assert any such claims described in Paragraph 3, even if Informix and Employee do not believe that they have such claims. Informix and Employee therefore waive the rights described in section 1542 of the Civil Code of California, and elect to assume all risks for claims that now exist in either Informix's or Employee's favor, whether known or unknown. Informix and Employee hereby waive any and all rights under section 1542 of the Civil Code of California and any analogous or similar provision applicable under state or local statutes which provides as follows:

       A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     5. Employee will not, unless required by law, disclose to others any information regarding the terms of this Agreement, the money and/or benefits being paid under it or the fact of its payment, except that Employee may disclose this information to Employee's immediate family, attorneys, accountants or other professional advisors whom Employee must make the disclosure in order for them to render professional services to Employee. Employee will instruct them and they must agree, however, to maintain the confidentiality of this information just as Employee must.

     6. Employee and Informix agree that neither will disparage the other Employee's termination of employment will be characterized as a voluntary resignation, and Informix will provide Employee with mutually agree-upon references.

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     7. This Agreement, Employee's Confidential Information and Trade Secret
Agreement, Employee's Stock Option Agreement, and Informix's Stock Option and Award Plan, represent the full agreement between Employee and Informix regarding the terms and conditions of Employee's termination of employment. These documents supersede and are in lieu of all prior oral or written agreements and may not be changed except in writing signed by Employee and the Vice President, Legal, and General Counsel or that Vice President's delegee.

     8. If any provision of this Agreement is held to be invalid, void, or unenforceable, the remaining provisions shall remain in full force and effect.

     9. Nothing in this Agreement is intended to create any rights to employment or employment benefits except as expressly set forth in this Agreement.

    10. The following is required by the Older Workers Benefit Protection Act:

        Employee will have up to 21 days after receipt of this Agreement to accept the terms of this Agreement, although Employee may accept it at any time within those 21 days. Employee has been advised to consult an attorney about the Agreement.

        To accept the Agreement, Employee must date and sign this Agreement and return it to the Vice President, Legal, and General Counsel. Employee will have an additional 7 days following her execution of the Agreement in which to revoke the acceptance. To revoke, Employee must send a written statement of revocation to the Vice President, Legal, and General Counsel. If Employee does not revoke, the eighth day after the date of Employee's acceptance will be the Effective Date of the Agreement.

    11. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any claim for breach of this Agreement shall be referred to the American Arbitration Association for resolution under its rules for resolution of commercial disputes, and any and all arbitration or mediation shall be at the AAA offices in San Francisco County, California, or at a mutually agreeable location in San Mateo County, California. In the event that Employee is in breach any of obligations under this Agreement or as otherwise imposed by law, Informix will be entitled to recover all payments paid pursuant to this Agreement and to obtain all other relief provided by law or equity. In addition, Informix will be entitled to recover its costs and attorney's fees and expenses.

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     12. It is understood and agreed by the parties that this Agreement represents a compromise settlement, and that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or to any other person. Employee acknowledges that Employee has read and fully understands this Agreement; that Employee has been given at least twenty-one
(21) days to consider this Agreement; that Employee has been advised to consult an attorney before signing this Agreement; Employee has received consideration in an amount above that to which she was otherwise entitled; and that Employee is not executing this Agreement in reliance upon any representations, promises or inducements other than those contained in this Agreement, Employee's Confidentiality and Trade Secret Agreement, Employee's applicable Stock Option Agreement, and Informix's Stock Option and Award Plan; and, Employee acknowledges signing this Agreement voluntarily.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement and Release as the date first set forth below.


Date:        7/29/99                           /s/ Susan T. Daniel
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                                               Susan T. Daniel


Date:        7/29/99                           /s/ Gary Lloyd
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                                               Gary Lloyd, Vice President
                                               Legal, and General Counsel
                                               Informix Corporation